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                   AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
                                  BY AND AMONG

                      GE LIFE AND ANNUITY ASSURANCE COMPANY
                 ON BEHALF OF ITSELF AND ITS SEPARATE ACCOUNTS,

                           EATON VANCE VARIABLE TRUST

WHEREAS, GE LIFE AND ANNUITY ASSURANCE COMPANY on behalf of itself and its separate accounts and EATON VANCE VARIABLE TRUST have entered into a Participation Agreement dated August 20, 2002, and amended May 1, 2003 (the "Agreement");

WHEREAS, GE Life and Annuity Assurance Company has changed its name to Genworth Life and Annuity Insurance Company (the "LIFE COMPANY"); and

WHEREAS, the parties wish to amend the Agreement to (i) reflect the LIFE COMPANY's new name; (ii) restate a "Whereas" clause in the Agreement; (iii) add new Section 4.7; and (iv) update Schedule A;

NOW, THEREFORE, the parties hereby agree as follows:

I. All references in the Agreement to GE Life and Annuity Assurance Company shall be changed to Genworth Life and Annuity Insurance Company;

II.  The sixth "Whereas" clause in the Agreement is replaced with the following:

          WHEREAS, LIFE COMPANY will be the issuer of certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts"), which, if required by applicable law, will be registered under the 1933 Act;

III. New Section 4.7, which is attached to this Amendment as Attachment 1, is added to the Agreement; and

IV. Schedule A is replaced in its entirety with Amended and Restated Schedule A, which is attached to this Amendment as Attachment 2.


                                        1

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The Agreement, as supplemented by this Amendment, is ratified and confirmed effective November 30, 2006.

GENWORTH LIFE AND ANNUITY
INSURANCE COMPANY,
on behalf of itself and its separate accounts


By:
    -----------------------------------------
    Geoffrey S. Stiff
    Senior Vice President


EATON VANCE VARIABLE TRUST
on behalf of itself and its portfolios


By:
    -----------------------------------------


                                        2

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                                  ATTACHMENT 1

                              4.7 Other Provisions

     (a) AGREEMENT TO PROVIDE INFORMATION. Pursuant to Rule 22c-2 under the 1940 Act, LIFE COMPANY agrees to provide a Portfolio or its designee promptly upon written request, the taxpayer identification number (or in the case of non U.S. shareholders or if the taxpayer identification number is unavailable the international taxpayer identification number or other government issued identifier) ("TIN") of any or all Shareholder(s) of the account and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by LIFE COMPANY during the period covered by the request.

          (i) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Portfolio may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

          (ii) FORM AND TIMING OF RESPONSE. LIFE COMPANY agrees to transmit the requested information that is on its books and records to the Portfolio or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If requested by a Portfolio or its designee, LIFE COMPANY agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information is itself a financial intermediary ("indirect intermediary") and, upon further request of the Portfolio or its designee, promptly either (i) provide or arrange to provide to the Portfolio the requested information from Shareholders who hold an account with an indirect intermediary or (ii) if directed by the Portfolio, block further purchases of Shares from such indirect intermediary. In such instance, LIFE COMPANY agrees to inform the Portfolio whether it plans to perform (i) or
     (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Portfolio should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

          (iii) LIMITATIONS ON USE OF INFORMATION. The Portfolios agree not to use the information received for marketing or any other similar purpose without the prior written consent of the LIFE COMPANY.

          (iv) In compliance with this Section 4.7(a), LIFE COMPANY shall not undertake any activity that will cause it to violate any federal or state law, rule or

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     regulation concerning the privacy of owners of the Contracts. This includes, but is not limited to, the provision of Contract owner names or other identifying information.

     (b) AGREEMENT TO RESTRICT TRADING. LIFE COMPANY agrees to execute written instructions from the Portfolio to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Portfolio as having engaged in transactions of the Portfolio's Shares (directly or indirectly through the LIFE COMPANY's account) that violate policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

          (i) FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

          (ii) TIMING OF RESPONSE. LIFE COMPANY agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the LIFE COMPANY.

          (iii) CONFIRMATION BY LIFE COMPANY. LIFE COMPANY must provide written confirmation to the Portfolio that instructions have been executed. LIFE COMPANY agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

     (c) For purposes of Section 4.7(a) and 4.7(b), the term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the LIFE COMPANY or its Accounts.

     (d) LIFE COMPANY has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures ("Late Trading Procedures") designed to ensure that any and all orders relating to the purchase, sale or exchange of Shares communicated to the Portfolio to be treated in accordance with the Agreement as having been received on a Business Day have been received by the Valuation Time (the time as of which the Portfolio calculates net asset value for the shares on the relevant Business Day) on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Portfolio as received for that Business Day.

     (e) LIFE COMPANY has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures ("Market Timing Procedures") designed to minimize any adverse impact on other Portfolio investors due to excessive trading.

     (f) LIFE COMPANY is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, LIFE COMPANY has adopted and implemented policies and procedures

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reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

     (g) LIFE COMPANY is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

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                                  ATTACHMENT 2

                         Amended and Restated Schedule A
                           Effective November 30, 2006

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Eaton Vance Variable Trust

Eaton Vance Variable Trust - VT Floating-Rate Income Fund
Eaton Vance Variable Trust - VT Worldwide Health Sciences Fund

SEPARATE ACCOUNTS UTILIZING THE TRUST

Genworth Life & Annuity VL Separate Account 1
Genworth Life & Annuity VA Separate Account 1
Genworth Life & Annuity VA Separate Account 2
Genworth Life & Annuity VA Separate Account 3